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                     May 31, 2024

       Russell Burke
       Chief Financial Officer
       Life360, Inc.
       1900 South Norfolk Street, Suite 310
       San Mateo, CA

                                                        Re: Life360, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2023
                                                            Form 8-K filed May
9, 2024
                                                            File No. 000-56424

       Dear Russell Burke:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology
       cc:                                              Natalie Karam